Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Janet Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY ANNOUNCES

END TO TALKS FOR LOCAL COAL-FIRED POWER PLANT

JOPLIN, MO – December 3, 2003 – The Empire District Electric Company (NYSE:EDE) announced today that it has ended talks with City Utilities of Springfield, Missouri, (CU) and Tenaska, Inc. of Omaha, Nebraska, regarding the possible construction of a 600-megawatt, coal-fired power plant to be built in the area.

In making the announcement, Brad Beecher, Vice President – Energy Supply, stated, “We have been studying the possibility of joining with CU and Tenaska in the construction of a 600-megawatt, coal-fired power plant since June.  We appreciate the time and effort that CU and Tenaska devoted to this project review.  Throughout this process, the representatives of Tenaska and CU have exhibited notable integrity and levels of expertise that are only found in the best of organizations.  However, when all elements of the project were examined, we decided that this project is not in the best interest of our customers and shareholders at this time.”

Beecher continued, “We are continuing to examine a number of options to fill the future energy needs of our customers, as we have throughout this process.  But, in light of the large amount of local media coverage devoted to this project, we felt it necessary to inform area residents that this alternative has been eliminated from our list of possibilities.”

(more)

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

“We will continue to examine alternatives to find the generation source that best meets the needs of all of our stakeholders,” said Beecher.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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